EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HALOZYME PROVIDES 2019 PIPELINE UPDATE AND FINANCIAL GUIDANCE AT 37TH ANNUAL JP MORGAN HEALTHCARE CONFERENCE

–	Anticipated ENHANZE® Partner Progress in 2019 Includes One FDA Approval, New Regulatory Submissions and a New Phase 3 Initiation

–	Completed Enrollment in Phase 3 Metastatic Pancreas Cancer Study with Data Projected in Second Half of 2019

SAN DIEGO, Jan. 9, 2019 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today provided a pipeline update and announced its 2019 financial guidance at the 37th annual JP Morgan Healthcare Conference.

“Looking ahead, our ENHANZE business is gaining momentum with key product development milestones expected this year, including potential FDA approval of a subcutaneous formulation of Herceptin® and regulatory submissions for the subcutaneous formulation of Darzalex® each representing important near-term catalysts,” said Dr. Helen Torley, president and chief executive officer. “In our oncology business, HALO-301 has completed enrollment and topline results are projected in the second half of 2019.”

Halozyme provided an update on the 2019 outlook for its ENHANZE franchise. The company expects to make meaningful progress this year toward its projection of the potential for approximately $1 billion in royalty revenue in 2027. During the first quarter, FDA action is expected on the Biologics License Application (BLA) filed by ENHANZE partner Genentech, a member of the Roche Group, for the subcutaneous (SC) formulation of trastuzumab (Herceptin®). In the second half of 2019, ENHANZE partner Janssen Biotech, Inc. anticipates filing for approval of the SC formulation of its multiple myeloma drug daratumumab (Darzalex®). Also in the second half, Halozyme expects a phase 3 study will be initiated by a partner for an undisclosed target.

By the end of 2019, the company expects three ENHANZE programs to be in phase 3 studies and to have nine active phase 1 programs in addition to its three currently marketed products. This accelerating partner activity supports the projection of the potential for approximately $1 billion in royalty revenue in 2027. Additionally, potential lifetime milestone payments associated with existing ENHANZE partnership programs in development are projected to be $1 billion, with $225 million to $300 million in revenues projected between 2019 and 2021.

The company also provided an update on its late stage targeted oncology asset PEGPH20. Enrollment in HALO-301, the company’s phase 3 study evaluating PEGPH20 in metastatic pancreas cancer, was completed at the end of 2018 with approximately 500 subjects enrolled. The company projects the study will achieve its target of 330 OS (overall survival) events between August and November of 2019. Based on this timeline, the company projects topline results will be available in the second half of 2019.

Halozyme and its partners continue to explore the pan-tumor potential of PEGPH20. This includes ongoing phase 1b studies in pancreas cancer, gastric cancer, gall bladder cancer and cholangiocarcinoma.

2019 Financial Guidance

The company also provided financial guidance for 2019:

•	Net revenue of $175 million to $185 million, excluding revenue from any new ENHANZE global collaboration and licensing agreements.

•
Operating expenses of $265 million to $275 million, or $225 million to $235 million excluding an expected increase in cost of goods sold. Excluding the cost of goods sold the modest increase in expenses is driven by ENHANZE partner support, and support of the potential commercialization of PEGPH20.

•	Operating cash burn of $75 million to $85 million.

•	Debt repayment of approximately $90 million.

•	Year-end cash balance of $180 million to $190 million.

Table 1. 2019 Financial Guidance

Guidance Range
Net Revenue	$175 million to $185 million
Operating Expenses	$265 million to $275 million
Operating Expenses (excl. COGS)	$225 million to $235 million
Operating Cash Burn	$75 million to $85 million
Debt Repayment	~$90 million
Year-end Cash Balance	$180 million to $190 million

The company plans to report fourth quarter and full year 2018 financial results on February 21, 2019.

A replay of Dr. Torley's presentation at the conference today can be accessed for the next 90 days via the "Investors" section of www.halozyme.com. Also, a copy of the presentation made today was filed with the Securities and Exchange Commission as part of a Form 8-K that can also be accessed via the "Investors" section of www.halozyme.com.

About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme's lead proprietary program, investigational drug pegvorhyaluronidase alfa (PEGPH20), applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for the treatment of several cancers and has the potential to be used in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb and Alexion for its ENHANZE® drug delivery technology. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements concerning the Company's future expectations and plans for 2019 (including, without limitation, statements concerning the Company's future expectations and plans for the development and commercialization of product candidates, including timing of clinical trial results announcements and future development and commercial activities of our ENHANZE collaboration partners, the potential benefits and attributes of such product candidates (including statements concerning the possible activity, benefits and attributes of PEGPH20, the possible method of action of PEGPH20, its potential application to improve cancer therapies and statements concerning future actions relating to the development of PEGPH20).The forward looking statements also include the Company's expected financial outlook, including expectations for royalty revenue growth in 2019 and beyond. These forward looking statements involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators or product sales, unexpected clinical trial delays or results, including enrollment delays, unexpected delays in the development activities of our ENHANZE collaboration partners, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission.

Contact:
Al Kildani
Vice President, Investor Relations and Corporate Communications
858-704-8122
ir@halozyme.com